EXHIBIT 4.6

REDDY ICE HOLDINGS, INC.

As Issuer

10 1/2% Senior Discount Notes Due 2012

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 28, 2005

Supplementing the Indenture dated as of October 27, 2004, between
Reddy Ice Holdings, Inc. and U.S. Bank National Association, as Trustee

U.S. BANK NATIONAL ASSOCIATION
As Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of July 28, 2005 (this “Supplemental Indenture”), between Reddy Ice Holdings, Inc. (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to an indenture dated as of October 27, 2004 (the “Indenture”), which governs the terms of the Company’s 10½% Senior Discount Notes Due 2012 (the “Securities”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount at maturity of the Securities then outstanding, excluding for such purpose any Securities owned by the Company and certain of its affiliates (the “Requisite Consents”);

WHEREAS, pursuant to the Consent Solicitation Statement dated July 19, 2005 (the “Consent Solicitation”), the Company solicited consents from Holders of Securities to amend certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS, the Requisite Consents to the amendments effected by this Supplemental Indenture have been received; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

Amendments

SECTION 1.01.      Amendments to Article 1.  Upon effectiveness of the amendments set forth in this Article, Section 1.01 (Definitions) of the Indenture is hereby amended by:

(i) deleting “and” at the end of clause (7) of the definition of “Consolidated Net Income”, replacing the period at the end of clause (8) with “; and” and adding the following clause (9) at the end thereof:

“(9)  any fees, charges, costs or expenses relating to the IPO Transactions and paid in cash, to the extent deducted in the determination of Consolidated Net Income.” and

(ii) adding the defined term “IPO Transactions”, in alphabetical order as follows:

“‘IPO Transactions’ means collectively, (i) the offer and sale by the Company of its common stock, par value $.01 per share, in an initial public offering contemplated by the Registration Statement on Form S-1 (Reg. No. 333-122751), (ii) the establishment of new senior secured credit facilities, in an aggregate principal amount of approximately $300 million, (iii) the offer to purchase by Reddy Group for cash any and all of the Reddy Group Existing Notes pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 22, 2005, (iv) the repayment in full of all obligations under the Existing Credit Agreement, (v) the consent solicitation relating to the Securities pursuant to the Consent Solicitation Statement dated July 19, 2005, (vi) the termination of the Monitoring Agreement and (vii) the payment of transaction-related bonuses to officers and employees of the Company in connection with the transactions contemplated by clauses (i) through (vi) of this definition.”

SECTION 1.02.      Trustee’s Acceptance.  The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

SECTION 2.01.      Interpretation.  Upon execution and delivery of this Supplemental Indenture and the effectiveness of the amendments set forth in Article I, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities.  In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

SECTION 2.02.      Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 2.03.      Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.04.      Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.05.      Headings.  The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.06.      Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

SECTION 2.07.      Successors.  All agreements of the Company in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 2.08.      Trustee Not Responsible for Recitals.  The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

SECTION 2.09.      Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10.      Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.11.      Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12.      Effectiveness of Amendments.  This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; however the amendments to the Indenture set forth in Article I shall not become operative until the payment by the Company of the consent payment pursuant to the Consent Solicitation to Holders of at least a majority in aggregate principal amount at maturity of the Securities outstanding on the date hereof (excluding for such purposes any Securities owned, on the date hereof, by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company).  In the event the Company notifies (if orally, then confirmed in writing) U.S. Bank National Association, as tabulation agent for the Securities under the Consent Solicitation (the “Tabulation Agent”), that it has withdrawn or terminated the Consent Solicitation, this Supplemental Indenture shall be terminated and of no force or effect and the Indenture shall not be modified hereby.  The Company shall promptly notify the Trustee in writing of any oral or written notice it gives to the Tabulation Agent.

IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch